EXHIBIT 23

CONSENT OF VALUATION FIRM

We hereby consent to the inclusion in this Form 10-Q of references to our valuation report relating to the estimation of fair value of certain auction rate securities held by the Company as of September 30, 2012 and June 30, 2012.

/s/ Houlihan Capital Advisors LLP
October 25, 2012